EXHIBIT 99.1

SAKS INCORPORATED TO DISCONTINUE CLUB LIBBY LU

OPERATIONS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (November 5, 2008)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced its plans to discontinue the operations of its Club Libby Lu specialty store business. The Company expects the Club Libby Lu store closure process will be completed by the end of the Company’s first fiscal quarter ending May 2, 2009.

Club Libby Lu is an experience-driven retail concept catering to “tween” girls aged four to twelve. The Company acquired Club Libby Lu in 2003 primarily as a growth vehicle and traffic driver for its Saks Department Store Group (“SDSG”) business, which has since been sold. The Company currently operates 78 Club Libby Lu stand-alone stores in malls nationwide and 20 Club Libby Lu store-in-stores within former SDSG stores. All Club Libby Lu locations are leased, with an average store size of 1,100 square feet. Club Libby Lu operations are headquartered in Chicago, Illinois. Club Libby Lu generated revenues of approximately $60 million for the fiscal year ended February 2, 2008.

Steve Sadove, Chairman and Chief Executive Officer of Saks Incorporated, noted, “Club Libby Lu is an innovative concept that was a better strategic fit with our traditional department store business. Discontinuing the operations of Club Libby Lu is the appropriate decision so that we can focus 100% of our time and resources on executing the strategies of our core Saks Fifth Avenue business.

“Mary Drolet, the founder and President of Club Libby Lu, has been a great partner over the last several years, and we enormously appreciate her innovation, creativity, and dedication. We are grateful to the entire Club Libby Lu team for their commitment to and enthusiasm for the business.”

Club Libby Lu employs approximately 1,700 associates. Associates will be offered appropriate severance packages.

The Company expects to incur charges related to the discontinuation of the Club Libby Lu operations, which primarily will be recorded in the third and fourth quarters of the current fiscal year in accordance with generally accepted accounting principles. The Company expects to record an after-tax non-cash charge of approximately $11 million in the third quarter ended November 1, 2008 related to fixed asset impairments and after-tax charges of approximately $18 million to $27 million in the fourth quarter ending January 31, 2009 primarily related to

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approximately $3 million of severance costs and approximately $15 million to $24 million of costs associated with inventory liquidation, store closure, and lease termination costs. The Company anticipates that approximately $16 million to $25 million of the total charges will result in cash payments during the fourth quarter of fiscal 2008 and in fiscal year 2009.

The Company will present Club Libby Lu as a discontinued operation in its fiscal fourth quarter and year-end financial statements. The Club Libby Lu business was not profitable.

Saks Incorporated operates Saks Fifth Avenue, which consists of 53 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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